Exhibit 10.16

To:    Anthony Ambrose
From: Scott Grout
Date:    May 13, 2011
Re:    Transition Agreement

Anthony,

On May 4, 2011 we discussed that your current position with RadiSys Corporation (the “Company”) is being eliminated due to the Company's acquisition of Continuous Computing Corporation (“CCPU”). This transition agreement (the “Transition Agreement”) contains the details and terms of this transition, including an additional transition bonus for completing integration MBOs.

Details and terms upon which this offer of severance and transition bonus is conditioned are as follows:

•	You must remain in your current role through consummation of the CCPU acquisition (the “Closing”), which is anticipated to be June 30, 2011.

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Following the Closing, you will work on the integration for up to two months the (“Transition Period”), with a projected termination date of August 31, 2011. Your actual termination date (the “Termination Date”) will be determined by the Company in its sole discretion.

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You agree to remain actively at work and perform your work satisfactorily through your Termination Date with a focus on the first half 2011 agreed-to MBOs through June and on the MBOs to be defined through the Transition Period.

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Your receipt of the benefits described in this letter is contingent upon your signing and not revoking the Release of Claims provided by the Company no sooner than your Termination Date and in any event within 21 days (or, if required by applicable law, 45 days) following your Termination Date.

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Upon your employment termination, you will receive the severance amount pursuant to Section 3.1(a) of the Amended and Restated Executive Severance Agreement between you and the Company dated December 29, 2008 (the “Severance Agreement”), provided you comply with the terms of the Severance Agreement and the terms and conditions of this Transition Agreement. This severance amount is equal to six months of base salary, which will be $132,500 (i.e. six times your monthly base salary of $22,083). This amount will be paid out in one lump sum (less tax and other applicable deductions) within 30 days following the “Effective Date” of the Release of Claims. The severance check is to be delivered to you directly and not direct deposited.

•	Pursuant to Section 3.1(b) of the Severance Agreement, the Company will pay the COBRA premiums due for you and your currently enrolled dependents for six months beginning as of your Termination Date.

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Upon your employment termination, you will receive an additional amount equal to 1/3rd your annual incentive comp target or $57,120 as a transition bonus provided you comply with the terms and conditions of this Transition Agreement. This transition bonus will be paid out in one lump sum (less tax and other applicable deductions) within 30 days following the “Effective Date” of the Release of Claims. This amount will be delivered to you directly and not direct deposited.

•	The Company does not intend to contest any unemployment claims as long as you are otherwise eligible and the above stated conditions are met.

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You are reminded that you have signed a Confidentiality, Non-Competition and Assignment of Inventions Agreement that is in effect for a period of one year from your Termination Date, which restricts employment with direct competitors of the Company. If you consider employment opportunities with an entity that may be considered a competitor of the Company or CCPU, you must have agreement from the Company prior to accepting employment.

•	The Company will reimburse you for up to $5,000 of eligible outplacement services upon presentation of acceptable documentation.

Please sign this agreement to acknowledge and agree to the above details and terms.

/s/ Anthony Ambrose	5/20/2011
Anthony Ambrose	Date